As filed with the Securities and Exchange Commission on January 22, 2002

Registration No. ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under The Securities Act of 1933

PATRIOT SCIENTIFIC CORPORATION
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1070278 (IRS Employer Identification Number)

10989 Via Frontera San Diego, California 92127 (858) 674-5000 (Address and telephone number of registrant’s principal executive offices and principal place of business)	Lowell W. Giffhorn, Exec. V.P. & CFO 10989 Via Frontera San Diego, California 92127 (858) 674-5000 (Name, address and telephone number of agent for service)

STOCK COMPENSATION PAYABLE TO CONSULTANTS

(Full Title of the Plan)

With Copies to:

Otto E. Sorensen, Esq.
Luce, Forward, Hamilton & Scripps LLP, Attorneys at Law
600 West Broadway, #2600, San Diego, California 92101
(619) 236-1414

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Each Class	Amount	Maximum	Maximum	Amount of
of Securities	Being	Offering Price	Aggregate	Registration
Being Registered	Registered	Per Share	Offering Price (1)	Fee (2)

Common Stock	1,200,000	$0.125	$150,000	$35.85

(1)	Estimated for purpose of calculating the registration fee.

(2)	The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the bid and ask prices per share of the Registrant’s Common Stock on a date within five (5) days prior to the date of filing of this Registration Statement, as quoted on the OTC Electronic Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1: Plan Information.

Patriot Scientific Corporation (the “Company”) is offering the common stock as compensation for services rendered by the consultants listed below. The common stock will be issued to the intended recipients upon the effective date of this registration statement as payment for consulting services. The common stock is not being offered pursuant to a plan, but pursuant to a financial consulting services agreement, attached as an exhibit hereto. The issuance of the common stock is not subject to the Employee Retirement Income Security Act of 1974. Additional information may be obtained from Lowell W. Giffhorn, President, Executive Vice President and Chief Financial Officer of the Company. Mr. Giffhorn’s address is 10989 Via Frontera, San Diego, California 92127 and his telephone number is (858) 674-5800.

The Company is offering an aggregate of 1,200,000 shares of its common stock, $0.00001 par value per share, pursuant to this registration statement.

The following persons are participating in the distribution made pursuant to this registration statement:

Name	Number of shares	Nature of services

M. Blaine Riley	400,000	Financial Consulting Services
Randall Letcavage	400,000	Financial Consulting Services
Rosemary Nguyen	400,000	Financial Consulting Services

Each of these participating persons is under contract to provide bona fide financial consulting services to the Company as consideration for the shares and are believed by the Company to be within the term “employee” as defined for purposes of Form S-8.

The shares will be treated as ordinary income at the fair market value thereof on the date of receipt under the Internal Revenue Code (“Code”).

Item 2: Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) Prospectus, and all other documents required to be delivered to “employees” pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”). All requests should be made to Patriot Scientific Corporation, Attn: Lowell W. Giffhorn, President, Executive Vice President and Chief Financial Officer of the Company. Mr. Giffhorn’s address is 10989 Via Frontera, San Diego, California 92127 and his telephone number is (858) 674-5000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this registration statement of Patriot Scientific Corporation, a Delaware corporation (“Company”), and in the related Section 10(a) prospectus:

(a)	The Company’s annual report on Form 10-KSB for the fiscal year ended May 31, 2001;

(b)	The Company’s quarterly reports on Form 10-Q for the fiscal quarters ended August 31 and November 30, 2001;

(c)	The Company’s current report on Form 8-K dated August 10, 2001;

(d)	Item 11 (Description of Securities) contained in registration statement on Form 8-A of the Company, SEC file No. 0-22182.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold and which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Note applicable.

Item 6. Indemnification of Directors and Officers.

     Pursuant to Article NINTH of the Company’s Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney’s fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     1.   (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the date below.

DATED: January 22, 2002

PATRIOT SCIENTIFIC CORPORATION

By	/s/ LOWELL W. GIFFHORN

Lowell W. Giffhorn, President, Exec. V.P. & Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates respectively indicated.

Signature	Title	Date

/s/ DONALD BERNIER Donald Bernier	Chairman, Chief Executive Officer and Director (1)	January 22, 2002

/s/ LOWELL W. GIFFHORN Lowell W. Giffhorn	President, Executive Vice President and Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director (1)	January 22, 2002

/s/ DAVID POHL David Pohl	President, Vice President of Administration, Secretary and Director (1)	January 22, 2002

/s/ HELMUT FALK JR. Helmut Falk Jr.	Director	January 22, 2002

/s/ CARLTON JOHNSON Carlton Johnson	Director	January 22, 2002

/s/ MIKLOS B. KORODI Miklos B. Korodi	President, Vice President of Sales and Marketing (1)	January 22, 2002

(1)	In August 2001, the Board of Directors appointed Donald Bernier as Chairman of the Board and Chief Executive Officer and appointed Mr. Giffhorn, Mr. Korodi and Mr. Serge Miller to serve jointly as the President. In November 2001, Mr. Pohl was appointed by the board to serve jointly as the President replacing Mr. Miller.

EXHIBIT INDEX

     The following exhibits are included as part of this registration statement. References to the “Company” in this Exhibit Index mean PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation.

4.23	Financial Consulting Services Agreement between the Registrant and M. Blaine Riley, Randall Letcavage and Rosemary Nguyen
5.4	Opinion of Luce, Forward, Hamilton & Scripps LLP, Attorneys at Law
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Luce, Forward, Hamilton & Scripps LLP (contained in Exhibit 5.4 hereto)